Exhibit 10.14

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

DEFERRED GRANT AGREEMENT

THIS DEFERRED GRANT AGREEMENT (this “Agreement”) is made and entered into as of this 29th day of May, 2008 (the “Grant Date”), by and between Bright Horizons Family Solutions, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Elizabeth J. Boland (the “Grantee”).

WHEREAS, the Company desires to grant the Grantee an award, consisting of the conditional right to receive in the future, a fixed cash amount, as hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant.

(a) The Company grants as of May 29, 2008, (the “Effective Date”) the amount of Two Hundred Fifty-three Thousand and No/100 Dollars ($253,000) (the “Grant”), on the terms and conditions set forth in this Agreement and subject to all provisions of the Agreement. The Grantee shall not have any of the rights to payment under the Grant until all of the terms and conditions of this Agreement have been fully satisfied.

(b) The Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal, state or other taxes are withheld or collected from the Grantee.

2. Rights to Grant. Except as otherwise provided for in this Section 2 and subject to such other exceptions as may reasonably be determined by the Compensation Committee (the “Committee”) in its discretion, this Grant shall become 100% vested and payable to Grantee if and only if Grantee has been continuously employed by the Company from the date of this Agreement through and including the third anniversary of the Effective Date. Subject to satisfaction of the vesting conditions provided for in this Agreement, payment is due on the third anniversary of the Effective Date and in no event shall be made no later than by March 15 of the calendar year following the calendar year in which the vesting occurs.

(a) Change of Control. If not previously vested the Grant shall automatically become vested in full upon consummation of a Change of Control (but excluding, for the avoidance of doubt, the Change of Control resulting from the transactions contemplated by the Agreement and Plan of Merger dated January 14, 2008 (the “Merger Agreement”) among Bright Horizons Capital Corp. (formerly known as “Swingset Holdings Corp.”), Bright Horizons Acquisition Corp. (formerly known as “Swingset Acquisition Corp.”) and the Company).

(b) Other. If not previously vested upon termination of Grantee’s employment with the Company (i) by reason of death, (ii) as a result of Disability, (iii) by Grantee for Good Reason, or (iv) by the Company for any reason other than for Cause, then the Grant shall automatically become vested in full immediately prior to such termination of employment.

(c) Definitions. The following terms shall have the following meanings:

(i)	“Cause” shall mean (A) if the Grantee is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement, or (B) if the Grantee is not a party of any employment or severance-benefit agreement with the Company referred to in clause (A), (1) a material breach by the Grantee of the Grantee’s duties and responsibilities, or (2) the commission by the Grantee of a felony involving moral turpitude, or (3) the commission by the Grantee of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or its subsidiaries, or (4) a significant violation by the Grantee of the code and conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries.

(ii)	“Change of Control” shall have the meaning set forth in the Company’s 2008 Equity Incentive Plan as in effect on the date hereof.

(iii)	“Disability” shall mean a disability that would entitle the Grantee to long-term disability benefits under the Company’s long-term disability plan to which the Grantee participates.

(iv)	“Good Reason” means any material diminution in Grantee’s base salary, bonus opportunity, position or nature or scope of responsibilities (other than by inadvertence) or any material reduction in Grantee’s benefits that uniquely and disproportionately affects Grantee, in each case occurring without Grantee’s consent and as to which (A) Grantee has provided written notice to the Board within thirty (30) days of the date on which Grantee knew or reasonably should have known of such diminution or reduction, which notice shall set forth in reasonable detail the nature of such Good Reason, (B) the Board shall not have remedied such diminution or reduction within thirty (30) days of receiving such written notice, and (C) Grantee shall have terminated Grantee’s employment within ten (10) days after the Board’s failure to remedy such diminution or reduction. Termination of employment for Good Reason is intended to be an involuntary separation of service for purposes of Section 409A of the Code, and shall be construed accordingly.

3. Termination of Grant. If the Grantee’s employment by the Company is terminated by the Company for Cause or by the Grantee without Good Reason, this Agreement shall terminate immediately upon such termination and become void and of no effect without any payment being made hereunder in respect of the Grant.

4. No Right to Continued Employment. This Agreement shall not be construed as giving Grantee the right to be retained in the employ of the Company, and the Company may at any time dismiss Grantee from employment, free from any liability or any claim under this Agreement other than to the extent expressly provided for herein.

5. Notices. All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Bright Horizons Family Solutions, Inc.
200 Talcott Avenue South
Watertown, Massachusetts 02472
Attn: Corporate Secretary

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

6. Governing Law. This Agreement, including the Grant made hereunder, and any controversy arising out of or relating to this Agreement or such Grant shall be governed by and construed in accordance with the Delaware General Corporation Law as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York.

7. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement or the Grant made, hereunder shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

8. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representative and assignees. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrator, successors and assignees.

IN WITNESS WHEREOF, the parties have caused this Deferred Grant Agreement to be duly executed effective as of the day and year first above written.

Company	BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

	By:	/s/ STEPHEN DREIER
	Name:	Stephen Dreier
	Title:	Chief Administrative Officer

Grantee	/s/ ELIZABETH J. BOLAND
	Name:	Elizabeth J. Boland